Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED SEPTEMBER 3, 2019
TO THE PROSPECTUS DATED APRIL 3, 2019

This supplement No. 8 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	the acquisition of Taunton Distribution Center; and

•	the recent share pricing information.
Acquisition
On August 26, 2019, we acquired Taunton Distribution Center, a 200,000 square foot Class A industrial asset located in Taunton, Massachusetts. The purchase price was $25.7 million.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2019, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 1, 2019	$12.18	$12.21	$12.22	$12.21	$12.20
August 2, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 5, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 6, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 7, 2019	$12.19	$12.21	$12.22	$12.22	$12.20
August 8, 2019	$12.17	$12.20	$12.21	$12.21	$12.19
August 9, 2019	$12.17	$12.20	$12.21	$12.21	$12.19
August 12, 2019	$12.18	$12.20	$12.21	$12.21	$12.20
August 13, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 14, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 15, 2019	$12.18	$12.21	$12.22	$12.22	$12.20
August 16, 2019	$12.19	$12.21	$12.22	$12.22	$12.21
August 19, 2019	$12.19	$12.22	$12.22	$12.23	$12.21
August 20, 2019	$12.19	$12.22	$12.23	$12.23	$12.21
August 21, 2019	$12.19	$12.22	$12.22	$12.23	$12.21
August 22, 2019	$12.19	$12.22	$12.23	$12.23	$12.21
August 23, 2019	$12.19	$12.22	$12.23	$12.23	$12.21
August 26, 2019	$12.19	$12.22	$12.23	$12.23	$12.21
August 27, 2019	$12.19	$12.22	$12.23	$12.23	$12.21
August 28, 2019	$12.19	$12.22	$12.23	$12.23	$12.22
August 29, 2019	$12.19	$12.22	$12.23	$12.23	$12.22
August 30, 2019	$12.19	$12.22	$12.23	$12.23	$12.22

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.